Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  C&D Technologies, Inc.
     Form S-8 (File No.  -  )

We are aware that our reports dated August 28, 1997 and May 28, 1997 on our reviews of interim financial information of C&D Technologies, Inc., formerly Charter Power Systems, Inc. (the "Company") for the periods ended July 31, 1997 and April 30, 1997 and included in the Company's quarterly reports on Forms 10-Q for the quarter then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 28, 1997